EXHIBIT 99

This Form 3 is being filed by (i) CCMP Capital Investors II, L.P. ("CCMP Capital
Investors"), (ii) CCMP Capital Investors (Cayman) II, L.P. ("CCMP Cayman" and
together with CCMP Capital Investors, the "CCMP Capital Funds"), (iii) CCMP
Capital Associates, L.P. ("CCMP Capital Associates"), the general partner of the
CCMP Capital Funds, (iv) CCMP Capital Associates GP, LLC ("CCMP Capital
Associates GP"), the general partner of CCMP Capital Associates, (v) CCMP
Capital, LLC ("CCMP Capital"), the owner of CCMP Capital Associates GP, and (vi)
each of Greg Brenneman, Richard Zannino and Stephen Murray (together with the
CCMP Capital Funds, CCMP Capital Associates and CCMP Capital Associates GP, the
"Reporting Persons"), in his capacity as a member of the CCMP Capital investment committee that makes voting and disposition decisions with respect to the Issuer's common stock beneficially owned by CCMP Capital. Each of CCMP Capital Associates,
CCMP Capital Associates GP and CCMP Capital may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own the Issuer's common stock reported herein held by the CCMP
Capital Funds. The actual pro rata portion of beneficial ownership of any such shares held by the CCMP Capital Funds that may be deemed attributable to CCMP
Capital Associates, CCMP Capital Associates GP and CCMP Capital is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCMP Capital Associates and the
CCMP Capital Funds. As a consequence of being members of a CCMP Capital investment committee, Greg Brenneman, Richard Zannino and Stephen Murray may be
deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the listed shares. The actual pro-rata portion of beneficial ownership of any shares that may be deemed attributable to Messrs. Brenneman, Zannino and Murray is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCMP
Capital Associates and the CCMP Capital Funds. Messrs. Brenneman and Zannino are
members of the Issuer's board of directors. The Reporting Persons disclaim beneficial ownership of the securities to the extent it exceeds their pecuniary interest therein and the inclusion of the shares in this report shall not be deemed to be an admission of beneficial ownership of the reported shares for the purposes of Section 16 or otherwise. The amount shown represents the beneficial ownership of the Issuer's common stock held by the Reporting Persons as a group.